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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported): April 1, 1998 (April 1, 1998)




                      Laidlaw Environmental Services, Inc.
               (Exact name of Company as specified in its charter)


Delaware                         1-8368                      51-0228924
(State or other                (Commission                 (IRS Employer
jurisdiction                  File Number)                Identification
of incorporation)                                              Number)



         1301 Gervais Street, Suite 300, Columbia, South Carolina 29201
               (Address of principal executive offices)        (Zip Code)


       Registrant's telephone number, including area code: (803) 933-4200


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ITEM 5.  OTHER EVENTS

         In a press release, on April 1, 1998 Laidlaw Environmental Services, Inc. ("LESI") (NYSE:LLE) announced that as of midnight, March 31, 1998 it has received approximately 94% of SK's outstanding shares under its exchange offer for SK. The full text of the announcement is reproduced below. Note that the announcement contains statements of LESI's opinion regarding the creation of value for shareholders from the combined company.



FOR IMMEDIATE RELEASE

Contact: Kenneth W. Winger
         President and Chief Executive Officer

         Paul R. Humphreys
         Senior Vice President, Finance and Chief Financial Officer
         (803) 933-4210


        LAIDLAW ENVIRONMENTAL EXCHANGE OFFER FOR SAFETY-KLEEN SUCCESSFUL

Columbia, SC (April 1, 1998) - Laidlaw Environmental Services, Inc. (NYSE:LLE) said today that it has received the number of shares required under its exchange offer for Safety-Kleen Corp. (NYSE:SK) shares. 56,138,238 shares, or approximately 94%, of SK's outstanding shares were tendered as of midnight, March 31, 1998, the expiration date of the exchange offer. A tender of more than two-thirds of SK shares was required.

         LLE stated that it has accepted for exchange the shares tendered and expects to pay for those shares on Friday, April 3, 1998. Notwithstanding the tender of more than 90%, Wisconsin law does not permit the back-end merger to take place without a meeting of the shareholders. Therefore, the back-end merger for those who did not tender will follow in approximately six weeks.

         Kenneth W. Winger, President and CEO of Laidlaw Environmental, stated:

         "We are gratified to have succeeded with our offer to SK shareholders and are eager to implement our plans to create value from the combined company. We look forward to the participation of our new shareholders in our future and to servicing an expanded range of customers with an enhanced array of services."

         Safety-Kleen is an environmental and industrial service company which recycles and processes the waste streams of 400,000 industrial and automotive customers.

         Laidlaw Environmental Services is the leading provider of hazardous and industrial waste management services to industries and governments. The company operates from more than 100 locations throughout North America.

                                      -END-



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            LAIDLAW ENVIRONMENTAL SERVICES, INC.



Date: April 1, 1998                         By:  /s/ Kenneth W. Winger
                                                 ---------------------
                                                 Kenneth W. Winger, President
                                                 and Chief Executive Officer